PISANELLI BICE

JAMES J. PISANELLI
ATTORNEY AT LAW
JJP@PISANELLIBICE.COM

January 21, 2021

VIA HAND DELIVERY,
OVERNIGHT COURIER AND EMAIL

MJ Holdings, Inc.
1300 South Jones Boulevard
Second Floor
Las Vegas, NV 89146

Email: Al Reasonover, al@mjholdingsinc.com
Paris Balaouras, paris@mjholdingsinc.com

RE: Termination Notice

Dear Mr. Reasonover and Mr. Balaouras:

This letter shall serve as written notice of termination on behalf of Acres Cultivation, LLC ("Acres") of the following three agreements entered into with MJ Holdings, Inc. and its subsidiaries ("MJNE") (referred to collectively herein as the "Cooperation Agreement"), effective immediately (the "Termination Date"):

1) The Cultivation and Sales Agreement entered into by and between MJNE. and Acres, dated as of January 1, 2019 (the "Cultivation and Sales Agreement" or "CSA"), pursuant to Sections 5.3, and 16.20 (cross-default);

2) The Consulting Agreement, by and between Acres and MJNE, made as of January 1, 2019 (the "Consulting Agreement"), pursuant to Sections 10 and 11.10 (cross-default); and

3) The Equipment Lease Agreement between Acres and MJNE, dated as of January 1, 2019 (the "Equipment Lease Agreement"), pursuant to Sections 8(ii), 8(iv), and 29 (cross-default).

MJNE has failed to perform in accordance with the terms and conditions of the Cooperation Agreement[1] in a number of ways, as follows, and among others:

MJNE's Failure to Comply with Applicable Law

MJNE has failed to perform and is in breach of the Cooperation Agreement by, among other things, failing to comply with all applicable laws, including NRS 453A and 453D. This obligation is stated clearly in Section 3.6, which expressly provides that "Acres and MJNE shall comply with NRS, including all future amendments and alterations. For avoidance of doubt, the Parties ***shall never knowingly violate*** NRS 453A and NRS 453D or Nevada Administrative Codes." (emphasis added.) Section 7.1 of the Cultivation and Sales Agreement restates this same covenant. ("Each Party shall at all times comply with all state and local Laws applicable to this Agreement, such Party's operation of its business, and the exercise of its rights and performance of its obligations hereunder, including, without limitation, NRS 453A and 453D. Without limiting the foregoing, each Party shall ensure the Goods and any related packaging conform fully to any and all applicable Laws.") MJNE's repeated breaches of cannabis laws and regulations is not curable. (CSA § 5.3(a).)

The most serious examples are MJNE's repeated violations of Nevada law with respect to green waste, including leaving it unattended and outside approved grow areas, and the dumping and inappropriately disposing of it in a manner inconsistent with and in violation of Nevada law. (*See* Nye County Ordinance 8.24.120, NCCR 10.080 Cannabis Establishment: Storage, management, and disposal of waste.)

MJNE's conduct and failure to follow Nevada law related to privileged licenses have caused Acres to in good faith determine, in its sole and exclusive judgment, that MJNE's activities reasonably jeopardize Acres' Privileged Licenses, pursuant to Section 10 of the Consulting Agreement.

MJNE's Ongoing Compliance Violations & Failures or Inability to Cure

In addition, Acres has tried to work with MJNE on its repeated compliance violations, providing notice after notice of compliance failures. At times, minor compliance violations have been cured. However, some of the same compliance violations have occurred time and again, reflecting either MJNE's disregard of the underlying incompliant conduct or MJNE's inability to cure the underlying conduct that represents compliance violations. The repeated nature and number of the notices of violation have reasonably put into jeopardy Acres' Privileged Licenses, as discussed above.

MJNE's Failures Under CSA Sections 5.3(c) and 6.1(b)

Further, via the Consultant Agreement, MJNE expressly represented that it has the qualifications, the experience and the ability to properly perform the Services Acres contracted for MJNE to perform. And, MJNE contracted to use its best efforts to perform

---

1 Capitalized terms not defined herein shall have the meanings ascribed to them in the Cooperation Agreement.

such Services to obtain results satisfactory to the Acres. (Consultant Agreement § 1.) In exchange, Acres was to pay MJNE a commission/fee.

With MJNE's consultation under the Consulting Agreement, MJNE covenanted that Acres would produce Goods in MJNE's Facility equaling Net Revenue of at least Two Million and 00/100 Dollars ($2,000,000.00) in any twelve (12) month period, starting twelve (12) months after the Effective Date. (CSA § 5.3(c).) MJNE has breached this Net Revenue obligation; indeed, this threshold has never been met during the tenure of the Cooperation Agreement.

MJNE's Breaches Related to Sales

MJNE is in breach of the Cultivation and Sales Agreement, Schedule 1, for selling Goods below fair market value. Acres is aware of at least one customer, Blossom, an Affiliate of MJNE, who has sold Goods by MJNE at below fair market value. Despite Acres' repeated requests that this practice cease, MJNE has failed to do so and has most recently opted to ignore further inquiries.

For Goods sold, under CSA Section 6.1(b), Acres is entitled to deduct taxes, laboratory testing costs, costs of goods sold, monthly compliance and security charges, taxes levied against Acres for items deemed non-deductible that are paid to MJNE, and utilities, among other things. Many of these costs (*i.e.*, taxes) are pre-paid. These charges continue to increase, resulting in a running balance due to Acres from MJNE.

Reflecting MJNE's breach upon breach, MJNE's sale of Goods to an Affiliate at below fair market value not only deprives Acres of sales proceeds it would otherwise be due on market value sales, but because Acres is required by law to pay taxes in advance of sales, Acres pays more taxes than necessary. This surplus tax must be, and is, attributed to MJNE due to its breach for selling below market value.

Further, returns of MJNE's product have increased, the reasons for which reflect or are consistent with MJNE's compliance violations discussed above (and about which MJNE has received repeated notice, formal and informal). MJNE owes Acres monies to account for the returns, in addition to, again, the tax that Acres had to pay up front under the law. Given that the returned product is being sold under Acres' name and license, not only are the underlying issues damaging Acres' business reputation, it is also creating a threat to Acres' Privileged Licenses.

MJNE's Breach by Failure to Discharge Mechanic's Lien

The Consulting Agreement Section 14.3 requires MJNE to discharge any lien filed against MJNE's Facility within sixty (60) days of notice/filing of the lien. On November 6, 2020, MJNE's former executive, Terry Tierney, filed a notice of lien on Acres' property for the amount of $501,084.67, which allegedly relates to wages unpaid by MJNE to Mr. Tierney. Despite being put on notice of the urgent need to discharge the lien, the contractual 60 days has lapsed, and MJNE has failed to discharge the lien, putting Acres' property at risk and clouding and/or slandering its title.

MJNE's failure to discharge the lien is a material breach of the Consulting Agreement. Acres hereby provides notice, pursuant to Section 14.3 of the Consulting Agreement, of its intent to pursue all rights and remedies against Acres related to any and all action it must take related to the lien, including Acres' entitlement to be held harmless by MJNE, which includes, without limitation, MJNE's payment of Acres' attorneys' fees, costs, and expenses. For clarity, Acres was recently contacted by Mr. Tierney's attorney with a threat to draft "the foreclosures notice, lis pendens, and complaint, preparatory to an action for enforcement of the lien." This immediate threat has further increased the urgency and risk to Acres of MJNE's failures.

MJNE's Breach by Failure to Obtain Required Insurance

MJNE is also in breach of Section 15 of the CSA, which requires MJNE to obtain and maintain certain minimum insurance policies. MJNE has ignored the repeated written requests for MJNE to be brought into compliance with its contractual obligations, which failure is not only a breach of the CSA, but may also be a violation of law, especially with regard to a failure to obtain proper worker's compensation coverage.

* * *

Pursuant to Section 5.4(a) of the Cultivation and Sales Agreement, upon termination, Acres and MJNE shall (i) pay the amounts due under the Consulting Agreement; and (ii) comply with the termination requirements under the Consulting Agreement and Equipment Lease.

Pursuant to the Consulting Agreement, any amounts for the month preceding termination due to MJNE, the Consultant, are due within forty-five (45) business days following the termination.

With respect to monies due thereunder from Acres, and as Section 3.5 of the Consulting Agreement allows, and consistent with the parties' practice during the duration of the Cooperation Agreement, any amount due under the Consulting Agreement to MJNE for the month preceding termination has been added to the ledger and offset against amounts owed by MJNE to Acres. However, so, too, have the deductions under CSA Section 6.1(b), as discussed above. The result is that, as of January 13, 2021, MJNE owes Acres $204,941.48, as has been discussed heavily in the month of December 2020, and as is represented in the year end calculations sent to MJNE on January 13, 2021.[2] Please note that this figure does not include MJNE product that was returned from customers in January, which will likely increase that balance owed to Acres significantly.

As to the MJNE Facility, pursuant to Section 14.11 of the Cultivation and Sales Agreement, "MJNE shall, at its sole cost and expense, (i) promptly and peaceably surrender MJNE's Facility to Acres "broom clean," in good order and condition, ordinary wear and tear excepted; and (ii) repair any major damage to Facility caused by or in connection with the removal of any property from the Facility by or at the direction of MJNE. Before

2 Acres can only account for the sales and returns about which it is aware on the current date. This total is subject to adjustment should additional returns be received.

surrendering MJNE's Facility, MJNE shall, at its sole cost and expense, remove only its movable personal property, trade fixtures, and any FWLE that can be removed without materially damaging the structure of the Facility or MJNE's Facility. . . ." Although the Termination Date is immediate, Acres is providing until February 19, 2021, to "promptly and peaceably surrender" and comply with its obligations under 14.11. To the extent that there are still Goods that remain on the property that have not yet been sold, if any such Goods are ever sold, the proceeds will remain subject to the Cooperation Agreement.

Finally, and pursuant to Cultivation and Sales Agreement Section 5.4(b), Acres requests that MJNE: (i) return to Acres or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other Acres' Confidential Information; (ii) permanently erase all of Acres' Confidential Information from its computer systems; and (iii) certify in writing that MJNE has complied with the requirements of CSA Section 5.4(b).

Nothing herein shall waive any rights of Acres with respect to any other violations, defaults, or failures of MJNE which may exist under the Cooperation Agreement or in law, and Acres reserves all rights, remedies, and claims under the Cooperation Agreement and in law.

Sincerely,

/s/ James J. Pisanelli

James J. Pisanelli, Esq.